Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
Three Months ended March 31, 2005 and 2004

2005	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income before cumulative effect of change
in accounting principle	$35,606	27,104	$1.31
Cumulative effect of change in accounting principle	495	27,104	0.02
Net income available to common stockholders	36,101	27,104	1.33
Effect of dilutive securities:
Restricted stock	-	509
Convertible debt	812	4,075
Stock options	-	362
Deferred shares	-	101
Diluted EPS:
Net income before cumulative effect of change
in accounting principle	36,418	32,151	1.13
Cumulative effect of change in accounting principle	495	32,151	0.02
Net Income available to common stockholders
and assumed conversions	$36,913	32,151	1.15

2004	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$27,528	26,564	1.04
Effect of dilutive securities:
Restricted stock	-	960
Convertible debt	814	4,117
Stock options	-	455
Deferred shares	-	122
Diluted EPS:
Net Income available to common stockholders
and assumed conversions	$28,342	32,218	0.88